EXHIBIT 10.8
Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made.
PRIVILEGED & CONFIDENTIAL
Execution Version
BACK BOOK PURCHASE AND SALE AGREEMENT
by and between
Harley-Davidson Credit Corp.,
as Seller
and
Cavendish LLC,
as Purchaser

DATED AS OF JULY 30, 2025

TABLE OF CONTENTS
i

EXHIBITS
EXHIBIT A FORM OF NOTICE OF SALE
EXHIBIT B CLOSING CHECKLIST
EXHIBIT C STRATIFICATION TABLES
EXHIBIT D STATISTICAL CRITERIA
EXHIBIT E DELINQUENT PRICING

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BACK BOOK PURCHASE AND SALE AGREEMENT
THIS BACK BOOK PURCHASE AND SALE AGREEMENT (as from time to time amended, restated, supplemented or otherwise modified and in effect, this “Agreement”) is made as of July 30, 2025, by and between Harley-Davidson Credit Corp., a Nevada corporation (the “Seller”) and Cavendish LLC, a Delaware limited liability company (the “Purchaser”).
RECITALS:
WHEREAS, in the regular course of its business, the Seller purchases and services motorcycle promissory notes and security agreements from Eaglemark Savings Bank, which contracts provide for installment payment obligations by or on behalf of the retailer’s customer/purchaser and grants security interests in the related motorcycles in order to secure such obligations.
WHEREAS, on the Purchase Date, the Seller wishes to sell, and the Purchaser wishes to purchase Contracts and related property (including the security interests in the related Financed Vehicles) pursuant to the terms of this Agreement on a servicing-released basis.
WHEREAS, as of the Signing Date, HDCC as Servicer has agreed to service the Purchased Property for the benefit of the Purchaser pursuant to the Servicing Agreement.
WHEREAS, the Seller and the Purchaser wish to provide in this Agreement, among other things, the terms on which the Contracts and related property are to be sold by the Seller to the Purchaser.
NOW, THEREFORE, in consideration of the foregoing, other good and valuable consideration, and the mutual terms and covenants contained herein, the parties hereto agree as follows:
Article I

DEFINITIONS AND USAGE
Section 1.1Definitions. Unless otherwise provided in this Agreement, capitalized terms used in the above recitals and in this Agreement are defined in and shall have the respective meanings assigned to them in (or by reference in) Appendix A to the Master Purchase and Sale Agreement, dated as of the date hereof (the “Master Purchase and Sale Agreement”), between the Seller and the Purchaser. All references herein to “the Agreement” or “this Agreement” are to this Back Book Purchase and Sale Agreement as it may be amended, supplemented or modified from time to time, the exhibits and attachments hereto, and all references herein to Articles, Sections and subsections are to Articles, Sections or subsections of this Agreement unless otherwise specified. The rules of construction and usage set forth in such Appendix A to the Master Purchase and Sale Agreement shall be applicable to this Agreement. The provisions set forth in Appendix A to the Master Purchase and Sale Agreement shall survive the termination of the Master Purchase and Sale Agreement.
“ABS Back Book Contracts Portfolio” means the Contracts that are purchased by HDCC in accordance with Section 7.10 of the Sale and Servicing Agreement of Harley-Davidson Motorcycle Trust 2021-B prior to the Purchase Date.
“Aggregate Outstanding Principal Balance” means, with respect to the Back Book Contracts Portfolio, the Supplemental Back Book Contracts Portfolio, the Delinquent Back
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Book Contracts Portfolio or the ABS Back Book Contracts Portfolio, as applicable, the aggregate of the Outstanding Principal Balance of each Contract in the Back Book Contracts Portfolio, the Supplemental Back Book Contracts Portfolio, the Delinquent Back Book Contracts Portfolio or the ABS Back Book Contracts Portfolio, as applicable, as of the date of such determination.
“Assignment” has the meaning set forth in Section 3.2.
“Back Book Assets” mean, collectively, the Back Book Contracts Portfolio, the Supplemental Back Book Contracts Portfolio, the Delinquent Back Book Contracts Portfolio and the ABS Back Book Contracts Portfolio.
“Back Book Contracts Portfolio” means the Contracts originated by the Originator and described in the September 2025 Stratification Tables, and selected exclusively from: (a) the population of receivables listed in the May 2025 Data Tape and (b) newly originated receivables with origination date no earlier than June 1, 2025 (such Contracts in this clause (b), the “Replenishment Pool”).
“Back Book Purchase Conditions” means the conditions that will be satisfied as of the Cutoff Date if (x) the Back Book Contracts Portfolio has characteristics that are no less than the applicable minimum Statistical Criteria and not greater than the applicable maximum Statistical Criteria with respect to the May 2025 Stratification Tables measured as of the Statistical Cutoff Date, (y) the Aggregate Outstanding Principal Balance of the Back Book Contracts Portfolio has as of the Cutoff Date to be sold to the Purchaser on the Purchase Date is at least equal to the Aggregate Outstanding Principal Balance of the Contracts included in the May 2025 Data Tape measured as of the Statistical Cutoff Date and (z) the Replenishment Condition is satisfied.
“Back Book Purchase Percentage” means a percentage, determined based on the Contracts in the May 2025 Data Tape, equal to [***]%.
“Canadian Back Book Assets” mean the Contracts originated in Canada set forth in the Canadian back book purchase and sale agreement to be mutually agreed upon between the Affiliate of HDCC in Canada and the Purchaser (or an Affiliate thereof).
“Code” means the Internal Revenue Code of 1986, as amended.
“Credit Policy” means the credit underwriting guidelines, policies and procedures of the Originator relating to the evaluation of the creditworthiness of the Obligors as attached as Exhibit H to the Master Purchase and Sale Agreement, as such guidelines, policies and procedures may be amended, modified, restated, replaced or otherwise supplemented from time to time in accordance with Section 7.8(a) of the Master Purchase and Sale Agreement.
“Cutoff Date” means September 30, 2025.
“Delinquent Back Book Contracts Portfolio” means the Contracts originated by the Originator that are Delinquent Contracts and described in the September 2025 Data Tape that are not included in the Back Book Contracts Portfolio, the Supplemental Back Book Contracts Portfolio or the ABS Back Book Contracts Portfolio.
“End Date” means January 31, 2026.
“Financing Facility” means any transaction pursuant to which a Financing Borrower pledges Purchased Contracts (or an interest in the Purchaser) to a lender as collateral.
“Forward Purchase Date” means “Purchase Date” as such term is defined in Master Purchase and Sale Agreement.

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“Forward Purchase Price” means “Purchase Price” as such term is defined in the Master Purchase and Sale Agreement.
“Indemnifiable Claim” means any assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, with respect to which the Indemnitor is or may be obligated to provide indemnification.
“Indemnified Party” means each Party, its Affiliates, and the officers, trustees (including the Owner Trustee), directors, members, employees, representatives, shareholders, agents, advisors and attorneys of each Party seeking indemnification from the other Party for an Indemnifiable Claim.
“Indemnitor” means the Party to this Agreement indemnifying the Indemnified Party for an Indemnifiable Claim.
“May 2025 Data Tape” means a portfolio of the Contracts listed in the May 2025 Data Tape as of the Statistical Cutoff Date listed in the Microsoft Excel file titled, “3.0-2 PortfolioData_May2025_All_Divisions_Active_FINAL_matdate Segmented.xlsx” provided by the Seller to the Purchaser on July 28, 2025.
“May 2025 Stratification Tables” means a portfolio of the Contracts listed in the May 2025 Data Tape as of the Statistical Cutoff Date substantially in the form of Exhibit C attached hereto.
“Material Adverse Effect” means, with respect to any Person and to any event or circumstance, a material adverse effect on (i) the business, financial condition, operations, performance or properties of such Person, (ii) the validity or enforceability of this Agreement or any other Basic Document or the validity, enforceability or collectability of a material portion of the collections of the Contracts purchased by the Purchaser or the security interests in the Financed Vehicles securing the Contracts purchased by the Purchaser, or (iii) the ability of such Person to perform its obligations under this Agreement or any other Basic Document to which it is a party.
“Notice of Sale” means a written notice of a sale substantially in the form of Exhibit A attached hereto.
“Notice of Termination” means a written notice from a Party notifying the other Party of such Party’s election to terminate this Agreement and setting forth the basis for such termination pursuant to this Agreement.
“Pricing Model” means the pricing model as agreed upon in accordance with the Master Purchase and Sale Agreement.
“Purchase Date” means [***], subject to the satisfaction or waiver of all of the conditions set forth in Section 6.1 and Section 6.2 to this Agreement.
“Purchase Price” means (w) with respect to the Back Book Contracts Portfolio, an amount equal to the result of the following formula: (i) the Back Book Purchase Percentage multiplied by (ii) the Aggregate Outstanding Principal Balance of the Back Book Contracts Portfolio as of the Cutoff Date, (x) with respect to the Supplemental Back Book Contracts Portfolio, an amount determined by the Pricing Model, (y) with respect to the Delinquent Back Book Contracts Portfolio, a percentage of the Aggregate Outstanding Principal Balance of the Back Book Contracts Portfolio as of the Cutoff Date as set forth in Exhibit E and (z) with respect to the ABS Back Book Contracts Portfolio, an amount mutually agreed upon between the Seller and the Purchaser.
“Purchased Contract” means any Contract that is purchased by the Purchaser under the terms of this Agreement; provided, that, upon any repurchase of a Purchased Contract by the

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Seller pursuant to the terms of this Agreement, such Contract ceases to be a Purchased Contract.
“Purchased Property” means, collectively, each Contract and the Rights related thereto purchased by the Purchaser in accordance with the terms hereof.
“Receivables” means, in respect of any Contract, all moneys payable pursuant to such Contract including all periodic payments and other moneys payable to the Seller under such Contract (exclusive of security deposits, prepayment or late payment fees or penalties, returned item charges, transaction payment fees, processing fees and all other extra charges and fees, amounts payable by way of reimbursement or indemnity and sales Taxes, goods and services Taxes, harmonized Taxes or other Taxes applicable to such Contract) after the Cutoff Date.
“Re-Liening Expenses” means any costs associated with the revision of the Certificates of Title following the occurrence of a Re-Liening Trigger Event pursuant to Section 2.5.
“Replenishment Condition” means [***].
“Repurchased Contract” means a Contract which the Seller has repurchased or is required to repurchase pursuant to Section 8.1 hereof.
“Repurchase Price” means, with respect to a Contract with respect to which the Seller is required to repurchase, an amount equal to the sum of (a) the amount equal to (i) the Purchase Price less (ii) the amount equal to all Collections received by the Purchaser related to such Repurchased Contract and applied to the Outstanding Principal Balance of such Repurchased Contract, plus (b) any accrued and unpaid interest at the Contract Rate with respect to such Repurchased Contract as of the date of such determination date.
“Rights” means, in respect of any Contract and the Financed Vehicle, the following:
(a)all rights and benefits accruing to the Seller under such Contract, including all right, title and interest in and to the Financed Vehicle and the Receivables payable in respect of such Contracts (including all rights to Collections and other monies at any time received or receivable after the Cutoff Date);
(b)all rights in or to payments (including both proceeds and premium refunds) under any insurance policies maintained by the Obligor pursuant to the terms of such Contract;
(c)the right of Seller under such Contract to ask, demand, sue for, collect, receive and enforce any and all sums payable under such Contract or in respect of such Financed Vehicle and to enforce all other covenants, obligations, rights and remedies thereunder with respect thereto, except to the extent that the same indemnify against liability to others;
(d)all of the right, title and interest of the Seller under such Contract in, to and under all prepayments made after the Cutoff Date, guarantees, promissory notes and indemnities (except to the extent that the same indemnify against liability to others) including the benefit or any statutory indemnities, payment or reimbursement obligations or guarantees, and other agreements or arrangements of whatever character (including all security interests and all property subject thereto) from time to time supporting or securing payment or performance of the Obligor's obligations in respect of such Contract, whether pursuant to such Contract or otherwise;
(e)all Records pertaining to such Contract;

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(f)the security interest in the Financed Vehicle and any accessions thereto granted by the Obligor;
(g)all Net Liquidation Proceeds and similar recoveries;
(h)the Contract Files;
(i)all servicing rights;
(j)all of the Seller’s (i) “Accounts”, (ii) “Chattel Paper”, (iii) “Documents”, (iv) “Instruments” and (v) “General Intangibles” (as such terms are defined in the UCC) relating to the property described in clauses (a) through (i) above; and
(k)all proceeds of or relating to any of the foregoing.
“Sale and Servicing Agreement” means the sale and servicing agreement, dated as of August 1, 2021, among Harley-Davidson Motorcycle Trust 2021-B, Harley-Davidson Customer Funding Corp., Harley-Davidson Credit Corp., and Citibank, N.A.
“Servicer” means HDCC, as the servicer of the Purchased Property, or any permitted successor or assignee thereto under the Servicing Agreement.
“September 2025 Data Tape” means a portfolio of the Contracts originated by the Originator as of the Cutoff Date provided by the Seller to the Purchaser no later than 10 Business Days before the Purchase Date.
“September 2025 Stratification Tables” means the stratification tables describing a portfolio of the Contracts originated by the Originator as of the Cutoff Date substantially in the form of Exhibit C attached hereto.
“Statistical Cutoff Date” means May 31, 2025.
“Statistical Criteria” means the range of characteristics and parameters set forth in Exhibit D attached hereto.
“Supplemental Back Book Contracts Portfolio” means the Contracts originated by the Originator between June 2025 and September 2025 (excluding the Delinquent Back Book Contracts Portfolio) and described in the September 2025 Data Tape that are in excess of the Statistical Criteria and not part of the Back Book Contracts Portfolio.
Article II

SALE AND PURCHASE OF THE BACK BOOK ASSETS

Section 2.1Sale and Purchase of the Back Book Assets
(a)Seller Obligation. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the covenants, representations, warranties and agreements set forth herein, the Seller agrees to sell to the Purchaser the Back Book Assets on the Purchase Date.
(b)Purchaser Obligation. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the covenants, representations, warranties and agreements herein set forth, the Purchaser agrees to purchase the Back Book Assets on the Purchase Date. The Purchaser’s obligation to purchase each of the Back Book Contracts Portfolio, the Supplemental Back Book Contracts Portfolio, the Delinquent Back Book Contracts Portfolio, and the ABS Back Book Contracts Portfolio shall be independent and separate.

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Section 2.2Payment of Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the covenants, representations, warranties and agreements herein set forth, the Purchase Price due on the Purchase Date shall be paid by the Purchaser to the Seller on the Purchase Date by wire transfer of immediately available funds to an account or accounts designated by the Seller. The Purchase Price for the Back Book Assets shall be determined in accordance with Section 4.1 hereof.
Section 2.3Termination Options.
(a)Seller Termination Options. The Seller may deliver a Notice of Termination to the Purchaser prior to the Purchase Date after the occurrence and during the continuance of any of the following (the “Seller Termination Option”):
(i)an Insolvency Event with respect to the Purchaser; or
(ii)the breach of any representation, warranty or covenant in any Basic Document in any material respect by the Purchaser and, if such breach is reasonably capable of being cured and the Purchaser is attempting in good faith to remedy such breach, such breach shall continue uncured for more than thirty (30) days after written notice of such failure is received from the Seller to the Purchaser or after discovery of such failure by the Purchaser.
(b)Purchaser Termination Options. The Purchaser may deliver a Notice of Termination to the Seller prior to the Purchase Date after the occurrence and during the continuance of any of the following (the “Purchaser Termination Option”):
(i)an Insolvency Event with respect to the Seller;
(ii)the breach of any representation, warranty or covenant in any Basic Document in any material respect by the Seller and, if such breach is reasonably capable of being cured and the Seller is attempting in good faith to remedy such breach, such breach shall continue uncured for more than thirty (30) days after written notice of such breach is received from the Purchaser to the Seller or after discovery of such breach by the Seller;
(iii)the occurrence of a Company Sale or a Parent Change in Control; or
(iv)the occurrence of the End Date without the purchase and sale of the Back Book Assets contemplated in Section 2.1.
Section 2.4Taxes.
(a)All payments made by HDCC, the Seller or the Purchaser under this Agreement and the other Basic Documents shall be made free and clear of, and without deduction or withholding for or on account of, any Tax, except as required by Applicable Law. If any Applicable Law requires the deduction or withholding of any Tax from any such payment, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is a Non-Excluded Tax, then the amounts payable to the Party in respect of whom such deduction or withholding was made shall be increased to the extent necessary to yield to such Party after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.4(a)) the amounts such Party would have been entitled to receive pursuant to this Agreement and the other Basic Documents had no such deduction or withholding for Non-Excluded Taxes been made. Whenever any Party makes a deduction or withholding in respect of a payment under this Agreement or the other Basic Documents, as promptly as possible thereafter, such Party shall send to the Party in respect of whom such deduction or withholding was made a certified copy of an official receipt showing payment thereof. If any Party fails to pay the full amount such Party deducts or withholds to the relevant Governmental Authority in accordance with Applicable Law or provide to another Party the required documentary evidence in accordance with this Section

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2.4(a), such Party shall indemnify the Party in respect of whom such deduction or withholding was made or such documentary evidence should have been delivered for any incremental Taxes, interest or penalties that may become payable by such Party as a result of any such failure. The Parties shall cooperate in good faith to minimize, to the extent permissible under Applicable Law, the amount of any deduction or withholding in respect of any payment under this Agreement or the other Basic Documents, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding. The agreements in this Section 2.4(a) shall survive the termination of this Agreement and the payment of all other amounts payable hereunder. This Section 2.4(a) shall not apply to any income or capital gain of the Purchaser in respect of any Contract.
(b)Notwithstanding anything herein to the contrary, any and all transfer, sales, use, registration, value-added, excise, stock, stamp, documentary, filing, recording and other similar Taxes, filing fees and similar charges imposed as a result of the transactions contemplated by this Agreement or the other Basic Documents (“Transfer Taxes”) shall be paid by and shall be the responsibility of Purchaser. To the extent any such Transfer Taxes are paid or payable by the Seller, Purchaser shall promptly reimburse the Seller for such Transfer Taxes, upon Purchaser’s receipt of reasonably satisfactory evidence of the amount of such Transfer Taxes. The Parties will reasonably cooperate in the preparation and filing of any Tax returns or other documentation in connection with any Transfer Taxes subject to this Section 2.4(b), including joining in the execution of any such Tax returns and other documentation to the extent required by Applicable Law.
Section 2.5Re-Liening Trigger Events. Upon the occurrence of a Re-Liening Trigger Event, the Seller shall notify the Purchaser in accordance with Section 7.3 of such Re-Liening Trigger Event and, at the request of the Purchaser, the Seller shall, and the Seller shall direct and cause the Title Lien Holder to (and to cooperate with the Servicer to) take all steps necessary to cause the Certificate of Title or other evidence of ownership of each of the related Financed Vehicles to be revised to name the Purchaser or its designee (such designee to be notified by the Purchaser to the Seller and the Servicer in writing from time to time) as lienholder; provided, that any Re-Liening Expenses shall be paid by the Seller. In addition, at the sole expense of the Purchaser, upon the request of the Purchaser, the Seller shall, and the Seller shall direct and cause the Title Lien Holder to take all steps necessary to cause the Certificate of Title or other evidence of ownership of the related Financed Vehicles identified by the Purchaser to be revised to name the Purchaser or its designee (such designee to be notified by the Purchaser to the Seller and the Servicer in writing from time to time) as lienholder. The Seller shall cause the Title Lien Holder to irrevocably appoint or cause each relevant subservicer to irrevocably appoint, the Purchaser as its attorney-in-fact, such appointment being coupled with an interest, to take any and all steps required to be performed pursuant to this Section 2.5, including execution of Certificates of Title or any other documents in the name of the Seller or such Title Lien Holder and, in connection with the appointment of any successor Servicer, to execute a power of attorney with respect to such successor Servicer promptly after its appointment as such, naming such successor Servicer as its attorney-in-fact for the same purposes.
Article III

TRUE SALE
Section 3.1No Recourse. It is understood that each sale of Purchased Property by the Seller to the Purchaser pursuant to this Agreement shall be without recourse (except as set forth herein and in the other Basic Documents, including Section 8.1 hereof ), and the Seller does not guarantee collection of any Receivable. Neither the Purchaser nor the Seller will account for or treat (whether in its financial statements or otherwise) the transfers by the Seller to the Purchaser in any manner other than as the sale, or absolute assignment, of the Contracts and related Rights.
Section 3.2Intent of the Parties. This Agreement and the related document of assignment (the “Assignment”) attached as Schedule II to the Notice of Sale is intended to

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effect a sale of the Back Book Assets by the Seller to the Purchaser, and the parties intend to treat such transaction as an independent sale for all purposes, including federal (and applicable state and local) tax purposes. None of Seller, Purchaser or any of their Affiliates, shall take any position in any Tax return or in any Tax examination, audit, claim or similar proceeding that is inconsistent with the foregoing intent unless required to do so by a final determination as defined in Section 1313 of the Code (or any similar provision of applicable state or local law). It is the intention of the Seller that the sale, transfer, assignment and other conveyance of the Back Book Assets contemplated by this Agreement and the related Assignment constitutes an independent sale of the Purchased Property from the Seller to the Purchaser and that the beneficial interest in and title to the Back Book Assets shall not be part of the Seller’s estate in the event of the filing of a bankruptcy petition by or against the Seller under any bankruptcy law. Although the Parties intend that the sale, transfer, assignment and other conveyance contemplated by this Agreement and the related Assignment to be an independent sale, in the event any such transfer and assignment is deemed to be other than a sale, the Parties intend and agree (i) that all filings described in this Agreement shall give the Purchaser a first priority perfected security interest (subject to Permitted Liens) in, to and under the Back Book Assets and the related Purchased Property and all proceeds of any of the foregoing, in each case with respect to such transfer and assignment; (ii) this Agreement, together with the related Assignment, shall be deemed to be the grant of, and the Seller hereby grants to the Purchaser, a security interest from the Seller to the Purchaser in such Contracts and the related Purchased Property in order to secure its obligations hereunder with respect to such transfer and assignment; (iii) this Agreement shall be a security agreement under applicable law for the purpose of such transfer and assignment; and (iv) the Purchaser shall have all of the rights, powers and privileges of a secured party under the UCC with respect to such transfer and assignment and the Purchased Property related thereto.
Article IV

CLOSING
Section 4.1Back Book Purchase Mechanics.
(a)General Procedures. The purchase and sale of the Back Book Assets will occur on the Purchase Date, subject to the satisfaction of the conditions precedent set forth in this Agreement.
(i)Notice of Sale. Not later than ten (10) Business Days prior to the Purchase Date, or on such other date as mutually agreed by the Parties, the Seller shall deliver a Notice of Sale to the Purchaser, which shall be accompanied by (x) the September 2025 Stratification Tables, (y) September 2025 Data Tape and (z) the Purchase Price for the Back Book Assets to be paid on the Purchase Date. The Notice of Sale shall specify (i) the Purchase Price for the Back Book Assets and (ii) the Purchase Date.
(ii)Review of Notice of Sale. The Purchaser shall have a period of five (5) Business Days from the Seller’s delivery of the Notice of Sale to review the Notice of Sale to confirm that the Back Book Purchase Conditions have been satisfied.
(iii)In the event the Seller or the Purchaser determines that a Contract included in the Back Book Assets does not satisfy the representations and warranties set forth in Section 5.2(s) prior to the Purchase Date and unless waived in writing by the Purchaser, the Seller shall remove such Contract from the Back Book Assets and the Assignment and such Contract shall not be sold to the Purchaser.
(b)Upon and subject to the satisfaction or written waiver of the conditions specified in Section 6.1 and Section 6.2, on the Purchase Date, the Seller shall sell the Back Book Assets to the Purchaser and the Purchaser shall purchase the Back Book Assets from the Seller.

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Article V

REPRESENTATIONS AND WARRANTIES
Section 5.1Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller as of the date hereof and as of the Purchase Date:
(a)Organization and Good Standing. It has been duly organized and validly exists as an entity in good standing under the laws of the jurisdiction of its organization, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, including to acquire and own the Contracts and the related Receivables.
(b)Due Qualification. It is duly qualified to do business and is in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals (including the purchase of the Contracts and the related Receivables) except for non compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(c)Power and Authority. It (i) has all necessary power, authority and legal right to (A) execute and deliver the Basic Documents to which it is a party and (B) carry out the terms of the Basic Documents to which it is a party and (ii) has taken all necessary action to authorize the execution, delivery and performance of the Basic Documents to which it is a party.
(d)Due Authorization; Enforceability; No Violation. This Agreement and the other Basic Documents to which it is a party have been duly authorized, executed and delivered by the Purchaser, and each is the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, conservatorship, receivership, liquidation or other laws and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. The consummation of the transactions contemplated by this Agreement and the Basic Documents to which it is a party and the fulfillment of the terms of this Agreement and Basic Documents to which it is a party shall not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or bylaws of the Purchaser, or, in any material respect, any indenture, agreement, mortgage, deed of trust or other instrument to which the Purchaser is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument, or violate, in any material respect, any law or, to the best of the Purchaser’s knowledge, any order, rule or regulation applicable to the Purchaser of any Governmental Authority having jurisdiction over the Purchaser or any of its properties, in each case, that would materially and adversely affect the performance by the Purchaser of its obligations under, or the validity and enforceability of, this Agreement.
(e)No Proceedings. There are no proceedings or investigations pending, or, to the best of the Purchaser’s knowledge, threatened, before any Governmental Authority having jurisdiction over the Purchaser or any of its properties (i) asserting the invalidity of this Agreement and the other Basic Documents to which it is a party, or (ii) seeking any determination or ruling that might materially and adversely affect the performance by the Purchaser of its obligations under, or the validity or enforceability of, this Agreement and the other Basic Documents to which it is a party.
(f)All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any person or of any Governmental Authority required for the due execution, delivery and performance by it of the Basic Documents to which it is a party have

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been obtained except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(g)Solvency. As of the Purchase Date, the Purchaser, after giving effect to the conveyances made by it hereunder, is Solvent.
(h)OFAC. The Purchaser is not a Sanctioned Person.
(i)Compliance. It is not in violation in any material respect of any Basic Document to which it is a party or any laws, ordinances, Applicable Laws or regulations to which it is subject except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 5.2Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser as of the date hereof and as of the Purchase Date:
(a)Organization and Good Standing. It has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its formation, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and now has all necessary power, authority and legal right to own or lease its properties and conduct its business as such business is presently conducted, including to acquire, own and sell the Contracts and the other Purchased Property except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(b)Due Qualification. It is duly qualified to do business and is in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals (including, as applicable, the origination, purchase, sale and servicing of the Contracts) except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(c)Power and Authority; Due Authorization. It (i) has all necessary power, authority and legal right to (A) execute and deliver the Basic Documents to which it is a party, (B) carry out the terms of the Basic Documents to which it is a party and (C) to assign or grant the security interest in the assets transferred by it on the terms and conditions in this Agreement and (ii) has taken all necessary action to authorize the execution, delivery and performance of the Basic Documents to which it is a party and to assign or grant a security interest in the assets transferred by it on the terms and conditions in this Agreement.
(d)Binding Obligation. The Basic Documents to which it is a party have been duly executed and delivered by it and constitute legal, valid and binding obligations of it enforceable against it in accordance with their terms, terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, conservatorship, receivership, liquidation or other laws and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(e)No Violation. The consummation of the transactions contemplated by the Basic Documents to which it is a party and the fulfillment of the terms thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, its formation documents or any agreement to which it is bound, (ii) result in the creation or imposition of any Lien upon the Purchased Property, other than pursuant to this Agreement, or (iii) violate any Applicable Laws, except, in each case, for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(f)No Proceedings. There are no proceedings or investigations pending, or, to the best of the Seller’s knowledge, threatened, before any Governmental Authority having jurisdiction over the Seller or any of its properties (i) asserting the invalidity of this

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Agreement and the other Basic Documents to which it is a party, or (ii) seeking any determination or ruling that might materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement and the other Basic Documents to which it is a party.
(g)All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any person or of any Governmental Authority required for the due execution, delivery and performance by it of the Basic Documents to which it is a party have been obtained except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(h)Compliance. It is not in violation in any material respect of any Basic Document to which it is a party or any laws, ordinances, Applicable Laws or regulations to which it is subject except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(i)Solvency. As of the Purchase Date, the Seller is Solvent.
(j)Selection Procedures. No procedures believed by it to be materially adverse to the interests of the Purchaser were utilized by it in identifying or selecting Contracts to be transferred by it. In addition, each Contract assigned pursuant to this Agreement has been underwritten in accordance with and satisfies the standards of the Credit Policy in all material respects.
(k)Quality of Title. Each Contract, together with the Receivables related thereto, transferred by it were, prior to the transfer thereof, owned by it free and clear of any Lien except for Permitted Liens, and the Purchaser upon the providing of value described herein shall acquire a valid ownership interest and a perfected first priority security interest in each Contract and the related Purchased Property then-existing or thereafter arising, free and clear of any Lien, other than Permitted Liens.
(l)Security Interest. It has granted a security interest (as defined in the UCC) to the Purchaser in the Purchased Property, which is enforceable in accordance with applicable law upon execution and delivery of the Basic Documents. Upon the filing of UCC-1 financing statement naming the Purchaser as secured party, or upon the Servicer, in its capacity as the Purchaser’s custodian obtaining possession, in the case of that portion of the Contract which constitutes tangible chattel paper, or upon the E-Vault Provider granting control to the Purchaser, in the case of that portion of the Contract which constitutes electronic chattel paper, the Purchaser shall have a first priority perfected security interest (subject only to Permitted Liens) in the Purchased Property.
(m)Information Accurate. All written information (other than projected financial information) furnished by the Seller to the Purchaser for purposes of or in connection with this Agreement or any transaction contemplated hereby is true and accurate in all material respects on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading as of the date such information is stated or certified; provided, that, with respect to projected financial information, the Seller represents only that such information was prepared in good faith upon assumptions believed to be reasonable at the time (it being understood that the actual results may vary from the projected financial information).
(n)Location of Offices. The principal place of business and chief executive office of it and the office where it keeps all the tangible Records related to the Contracts are located at the address set forth in Section 8.7 (or at such other locations as to which the notice and other specified requirements shall have been satisfied).

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(o)State of Incorporation; Name; Changes. The Seller’s exact legal name is as set forth in the first paragraph of this Agreement. The Seller has not changed its name whether by amendment of its articles of incorporation or its equivalent, by reorganization or otherwise, and has not changed its state of incorporation, within the four months preceding the Purchase Date.
(p)Accounting. The Seller accounts for the transfers to the Purchaser of Contracts and related Purchased Property under the Basic Documents as sales of such Contracts and related Purchased Property in its books, records and financial statements, in each case consistent with the requirements set forth in the Basic Documents. As of the Purchase Date, the Purchased Contracts are being sold and transferred with the intention of removing them from the Seller’s estate pursuant to Section 541 of the Bankruptcy Code.
(q)Investment Company Act. The Seller is not an “investment company” and is not controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(r)OFAC, Anti-Corruption and Anti-Money Laundering. The Seller is not a Sanctioned Person. The Seller and its directors, officers, employees, shareholder and other Persons acting on its behalf have complied with all Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions and Export Control Laws (each as defined below), including the obligation to create and maintain appropriate “know your client” or “customer due diligence” files with respect to the Contracts and the Obligors, including by screening the Obligors against Restricted Party Lists, and have maintained policies and procedures reasonably designed to prevent, detect, and deter violations of such laws. Neither the Seller nor, to the knowledge of the Seller based on reasonable inquiry and due diligence, any of the Obligors is a Restricted Party. There is no pending or threatened action, suit, proceeding, or to the knowledge of Seller, investigation before any court or other Governmental Authority against Seller that relates to an actual or potential violation of Sanctions and Export Control Laws, Anti-Corruption Laws, or Anti-Money Laundering Laws. The Seller will not use the proceeds transferred pursuant to this Agreement, directly or knowingly indirectly, in any manner that would violate or cause the Purchaser or its Affiliates to be in violation of applicable Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions and Export Control Laws. As used herein, the following capitalized terms shall have the following meanings: (1) “Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act; (b) the UK Bribery Act 2010; and (c) any other applicable laws related to combatting bribery, corruption, terrorist finance or money laundering; (2) “Anti-Money Laundering Laws” means all applicable laws, rules, or regulations relating to terrorism, financial crime or money laundering, including without limitation the United States Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001 and the Anti-Money Laundering Act of 2020, the United States Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 and 1957), , the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 as amended including pursuant to the Money Laundering and Terrorist Financing (Amendment) Regulations 2019, the Proceeds of Crime Act 2002, as amended, and the rules and regulations (including those issued by any Governmental Authority) thereunder; (3) “Restricted Party” means any Person (a) included on one or more of the Restricted Party Lists; (b) located, organized, or ordinarily resident in a jurisdiction that is the subject of country- or territory-wide sanctions administered by OFAC (for example, Cuba, Iran, North Korea, Syria, and the Crimea, Russian-controlled Donetsk, Luhansk, Kherson and Zaporizhzhia regions of Ukraine); (c) owned or controlled by, or acting on behalf of, any of the foregoing; or (d) otherwise the target of Sanctions and Export Control Laws (4) “Restricted Party Lists” means lists of sanctioned entities maintained by the United Nations, the United Kingdom, the United States, or the European Union, and any other relevant jurisdiction including but not limited to the following lists: the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Chinese Military-industrial Complex Companies List; and the Sectoral Sanctions Identifications List, and any other lists administered by OFAC, as amended from time to time; the U.S. Denied Persons List, the U.S. Entity List, the U.S. Unverified List, and the U.S. Military End-User List all

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administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities Subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy; and similar lists of restricted parties maintained by other relevant governmental authorities; and (5) “Sanctions and Export Control Laws” means any applicable law related to (a) import and export controls, including the U.S. Export Administration Regulations; (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and the United Kingdom; or (c) anti-boycott measures.
(s)Contracts. The Seller makes the following representations and warranties as of the Purchase Date (except to the extent otherwise provided) with respect to the Contracts the Seller sold to the Purchaser on the Purchase Date, on which the Purchaser relies in accepting such Contracts. Such representations and warranties speak as of the Purchase Date (except as provided herein otherwise), and shall survive the sale, transfer and assignment of such Contracts to the Purchaser and any subsequent sale, assignment or transfer of any such Contracts:
(i)Characteristics of Contracts.
(A)As of the Cutoff Date, the Contracts described in the September 2025 Stratification Tables satisfy the Back Book Purchase Conditions.
(B)The Obligor thereunder is (a) a resident of the United States, (b) not the Government of the United States or any agency or instrumentality thereof, (c) not any state, municipal or government agency of the Government of the United States if the enforceability against such government or agency of an assignment of debts owing thereby is subject to any precondition which has not been fulfilled, (d) not the subject of an Insolvency Proceeding and (e) not deceased.
(C)Such Contract is payable and denominated in United States Dollars.
(D)Such Contract was originated in the United States or a territory of the United States by the Originator.
(E)The Financed Vehicle securing such Contract is free and clear of any Liens other Permitted Liens and is not in repossession status.
(F)With respect to which, as of the date of origination of such Contract, the related Obligor has obtained physical damage insurance covering the Financed Vehicle, and the terms of such Contract require that the Financed Vehicle will be covered by physical damage insurance for the term of such Contract.
(G)Such Contract (a) provides for level monthly payments of principal and interest, which if timely made, would fully amortize the principal amount of such Contract on a simple-interest basis over its term; provided that such Contract may include a final installment of principal due under the Contract that is no greater than 20% of the initial principal balance, and (b) has a rate of interest that is specified in the related Contract.
(H)Such Contract does not contain terms which limit the right of the owner of such Contract to sell or assign such Contract.
(I)Such Contract has not been sold, assigned or pledged by the Seller to any Person other than the Purchaser, and prior to the sale of such

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Contract to the Purchaser, the Seller had good and marketable title to such Contract free and clear of any Lien other than Permitted Liens and was the sole owner thereof and had full right to sell such Contract to the Purchaser.
(J)Such Contract contains customary and enforceable provisions such that the rights and remedies of the Purchaser and its assigns are adequate for realization against the Financed Vehicle.
(K)Such Contract was originated by the Originator in the regular course of its business without, any fraud or misrepresentation by the Originator or any other Person; was not originated as a result of identity theft; and was underwritten in accordance with and satisfies the standards of the Credit Policy in all material respects.
(L)Such Contract (i) is not a revolving line of credit or similar credit facility, and (ii) has been fully funded, and there is no obligation to make any future advance to the related Obligor with respect to such Contract.
(ii)Compliance With Law. None of (1) the related Contracts, (2) the origination of such Contracts, (3) the sale of such Contracts by the Seller to the Purchaser, or (4) any combination of the foregoing, violated at the time of origination (or at the time of any modification) or as of the Purchase Date, as applicable, in any material respect any Applicable Laws, including, without limitation, usury, truth in lending, motor vehicle installment loan and equal credit opportunity laws, applicable to such Contracts. Each Contract has been serviced and administered at all times since origination in compliance with Applicable Laws in all material respects.
(iii)Binding Obligation. The related Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Obligor thereof, enforceable against such Obligor in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors' rights generally and to equitable principles of general application). The Contract is on a form of contract that includes rights and remedies allowing the holder to enforce the obligation and realize on the related Financed Vehicle and represents the legal, valid and binding payment obligation of the Obligor, enforceable in all material respects by the holder of the Contract, except as may be limited by bankruptcy, insolvency, reorganization or other laws relating to the enforcement of creditors’ rights or by general equitable principles and consumer protection laws.
(iv)Security Interest in Financed Vehicle. Immediately prior to the sale, transfer and assignment thereof pursuant hereto and the Assignment, each such Contract with respect to the Back Book Assets was secured by a valid security interest in the Financed Vehicle in favor of the Seller or Title Lien Holder as secured party, or all necessary and appropriate actions shall have been commenced that would result in a valid perfection of a first priority security interest (subject to Permitted Liens) in the Financed Vehicle in favor of the Seller or Title Lien Holder as secured party. No Contract prohibits (or requires the consent of the related Obligor or any other party with respect to) the pledge, assignment, sale or assignment thereof or includes a confidentiality provision that purports to restrict the exercise of any exercise of rights (including, without limitation, the right to review such Contract).
(v)Possession. Servicer or its custodian (1) has possession of each original related Contract (in the case of each Tangible Contract), (2) has control of the “Authoritative Copy” thereof or is the “owner of record” within the meaning of the UCC (in the case of each Electronic Contract), and (3) has possession of the related complete Records for each Contract. Each of such documents which is required to be signed by the Obligor has been signed by the Obligor in the appropriate spaces. The

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complete Records for each such Contract currently are in the possession of the Servicer or its custodian. Each Contract File is complete, true and correct in all material respects and does not omit any document, instrument or written information that would be necessary to prevent the contents of such Contract File from being materially misleading.
(vi)Good Title. No such Contract or the related Purchased Property has been sold, transferred, assigned or pledged by the Seller to any Person other than the Purchaser; immediately prior to the conveyance of such Contract and the related Purchased Property pursuant to this Agreement and the related Assignment, the Seller had good and marketable title thereto, free of any Lien other than Permitted Liens; and, upon execution and delivery of the related Assignment by the Seller, the Purchaser shall acquire a valid and enforceable perfected ownership interest in each such Contract and the related Purchased Property free of any Lien other than Permitted Liens.
(vii)September 2025 Data Tape. The information set forth in the September 2025 Data Tape related to such Contract is true and correct as of the Cutoff Date in all material respects.
(viii)No Waivers. As of the Cutoff Date, no material term of the Contract has been affirmatively amended or modified, except for extensions indicated in the Servicer’s servicing system or in the Contract File.
(ix)No Defenses. As of the Cutoff Date, no right of rescission, setoff, counterclaim or defense asserted or, to the knowledge of the Seller, threatened with respect to such Contract was indicated in the Servicer’s servicing system or related Contract File.
(x) Insurance. The terms of the Contract requires that for the term of such Contract, the Obligor is required to obtain physical damage insurance related to the Financed Vehicle securing such Contract.
(xi)Origination. The Contract (i) was originated in the United States (including U.S. military bases and territories) by the Originator in the ordinary course of its business, (ii) was fully and properly executed by the related Obligor, and (iii) has been purchased by the Seller in the ordinary course of its business.
(xii) Compliance with Law. At the time it was originated, the Contract complied in all material respects with all Applicable Law in effect at the time.
(xiii)Owner of Record. The Seller is identified as the “owner of record” on all electronic chattel paper relating to the Contract, and the Seller has “control”, as defined in Section 9-105 of the UCC, of all electronic chattel paper relating to the Contract. The Contract does not have any marks or notations indicating that it has been pledged, assigned or otherwise conveyed by the Seller to any Person.
(xiv)No Government Obligors. The Obligor is not the United States government or an agency, authority, instrumentality or other political subdivision of the United States government.
(xv)Obligor Bankruptcy. At the Cutoff Date, the Obligor was not the subject of a bankruptcy proceeding, according to the records in Servicer’s servicing system.
(t)Broker. No Person acting on behalf of the Seller or any of its Affiliates or under the authority of any of them is or will be entitled to any brokers' or finders' fee or any

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other commission or similar fee, directly or indirectly, from the Purchaser or any of its Affiliates in connection with any of the transactions contemplated hereby.
(u)Ordinary Course of Business. The sale of the Contracts and the Purchased Property by the Seller to the Purchaser has a legitimate business purpose and is being effected in the ordinary course of business and the Seller is not transferring any Contract or Purchased Property with any intent to hinder, delay or defraud any creditors of the Seller.
Article VI

CONDITIONS
Section 6.1Conditions to Obligation of the Purchaser. The obligation of the Purchaser to purchase Contracts and the related Purchased Property with respect to the Back Book Assets and the related Purchased Property under this Agreement and the related Assignment is subject to the satisfaction of the following conditions on or before the Purchase Date:
(a)Representations and Warranties. Each of the representations and warranties of each of HDCC and the Seller under each of the Basic Documents are true and correct in all material respects at the time of the Purchase Date (or, if another date for such representation or warranty is specified herein or therein, then such other date), and HDCC and the Seller have performed in all material respects all covenants and agreements required to be performed by it hereunder and thereunder on or prior to the Purchase Date.
(b)Computer Files Marked. The Seller has, on or prior to the Purchase Date, indicated in its books and records (including computer files), that such Purchased Property has been sold to the Purchaser pursuant to this Agreement and the related Assignment.
(c)Documents to be Delivered By the Seller. On or before the Purchase Date, the Seller shall have delivered to the Purchaser (i) an executed copy of the Notice of Sale, (ii) the executed Assignment, and (iii) each of the other documents, certificates and instruments required to be attached thereto.
(d)Basic Documents. The Seller shall have executed and delivered each of the Basic Documents to which it is a party, and shall have executed or delivered each other document and instrument required to be executed or delivered by the Seller prior to the Signing Date as identified on Exhibit B attached hereto.
(e)Evidence of UCC Filing. On or prior to the Purchase Date, the Seller shall have filed, at its own expense, a UCC-1 financing statement in the proper filing office in the appropriate jurisdictions under applicable law, authorized by and naming the Seller as seller or debtor, naming the Purchaser as purchaser or secured party, naming the Contracts and the other Purchased Property as collateral, meeting the requirements of the laws of each such jurisdiction and in such manner as is necessary to perfect each sale, transfer, assignment and conveyance of Contracts to the Purchaser hereunder. Such UCC-1 financing statement shall be provided to the Purchaser promptly following Seller’s receipt of the filed copy thereof.
(f)Purchaser Vault Partition. The Purchaser shall have provided evidence to the Seller of the establishment of the Purchaser Vault Partition, the Purchaser Vault Partition shall be in full force and effect, and the Seller shall have caused the “authoritative copy” of each Contract within the Back Book Assets to be communicated to and maintained in the Purchaser Vault Partition.
(g)Legal Opinion. Within five (5) Business Days of the Signing Date (or such later date as agreed to by the Purchaser in its reasonable discretion), the Purchaser shall have received a legal opinion addressed to the Purchaser with respect to the due authorization, execution, delivery, no conflicts and enforceability of the Basic Documents to which it is a party and security interest matters.

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Section 6.2Conditions to Obligation of the Seller. The obligation of the Seller to sell the Contracts with respect to the Back Book Assets and the Purchased Property under this Agreement and the related Assignment is subject to the satisfaction of the following conditions on or before the Purchase Date:
(a)Purchase Price. On the Purchase Date, the Purchaser has delivered to the Seller the Purchase Price for the Back Book Assets.
(b)Representations and Warranties True. The representations and warranties of the Purchaser under this Agreement and each of the other Basic Documents to which it is a party are true and correct in all material respects as of the Purchase Date, and the Purchaser has performed in all material respects all covenants and agreements, if any, required to be performed by it hereunder and thereunder on or prior to the Purchase Date.
(c)Basic Documents. The Purchaser shall have executed and delivered each of the Basic Documents to which it is a party, and shall have executed or delivered each other document and instrument required to be executed or delivered by the Purchaser prior to the Signing Date as identified on Exhibit B attached hereto.
Article VII

COVENANTS OF THE SELLER
Section 7.1Protection of Right, Title and Interest. The Seller covenants and agrees with the Purchaser as follows:
(a)Protection of Title; Filings. The Seller shall authorize and file such financing statements and amendments to financing statements and cause to be authorized, as applicable, and filed such continuation and other statements, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the interest of the Purchaser under this Agreement and the Assignment in the Purchased Contracts and the other Purchased Property and in the proceeds thereof.
(b)Name Change. The Seller shall not change its State of organization or its name, identity or corporate structure in any manner that would make any financing statement or continuation statement filed by the Seller in accordance with Section 7.1(a) seriously misleading within the meaning of the UCC, unless it shall have given the Purchaser (i) at least thirty (30) days prior written notice thereof if such change would create a new debtor under the UCC (which for purposes of this Section 7.1(b), shall not include a name change) or change the jurisdiction that would govern the perfection or effect of perfection against the Seller and after delivery to the Purchaser of the applicable financing statements necessary to perfect or continue the perfection of the Purchaser’s security and ownership interests hereunder and under the other Basic Documents, or (ii) otherwise, notice thereof within thirty (30) calendar days after effectiveness of such change, together with delivery to the Purchaser of the applicable financing statements necessary to perfect or continue the perfection of the Purchaser’s security and ownership interests hereunder and under the other Basic Documents.
(c)Executive Office. The Seller shall (i) give the Purchaser at least thirty (30) days prior written notice of any relocation of its principal executive office if, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any financing previously filed in connection with this Agreement or continuation statement or of any new financing statement and (ii) deliver to the Purchaser acknowledgment copies of the applicable financing statements necessary to perfect or continue the perfection of the Purchaser’s security or ownership interests hereunder and under the other Basic Documents (it being understood that amendments to all relevant financing statements will be filed in connection with the change in chief executive office described above).
(d)Books and Records. If the Seller maintains computer systems, the Seller shall maintain, or cause to be maintained, its computer systems so that, from and after the time of sale of the Contracts under this Agreement, if the computer systems and records (including

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any backup archives) shall refer to any such Contract, they shall indicate clearly the interest of the Purchaser in such Contract and that such Contract is owned by the Purchaser.
(e)Certificates of Title. If the Seller has not received a Certificate of Title related to Purchased Property naming the Title Lien Holder the first lien holder on such Certificate of Title for the related Financed Vehicle, the Seller shall (i) process the related Certificate of Title Application from and after the related Purchase Date and (ii) take all steps necessary to perfect the security interest against each Obligor in the related Financed Vehicle and obtain the Certificate of Title.
Section 7.2Other Liens or Interests. Except for the sale contemplated by this Agreement and the related Assignment, the Seller shall not sell, pledge, assign or transfer any Purchased Contract or the related Purchased Property (or any portion thereof) to any other Person, or grant, create, incur, assume or suffer to exist any Lien thereon or on any interest therein other than Permitted Liens. Without limiting the generality of the foregoing, Seller shall not effectuate or permit (i) the transfer of any Certificate of Title to any other Person or (ii) any other Person to be reflected as lienholder under any Certificate of Title, other than the Title Lien Holder, the Seller or the Purchaser, in accordance with this Agreement.
Section 7.3Notice of Servicer Termination Re-Liening Trigger Event. The Seller shall notify the Purchaser within five (5) Business Days after a Responsible Officer of the Seller obtains knowledge of the occurrence of an Event of Termination or the occurrence of a Re-Liening Trigger Event.
Section 7.4Collections. In the event the Seller receives any Collections after the Cutoff Date with respect to the Purchased Property but prior to the Purchase Date, the Seller shall distribute such Collections to the Collection Account on the first Settlement Date that occurs after the Purchase Date. In the event the Seller receives any Collections after the Purchase Date with respect to the Purchased Property, it shall hold such Collections in trust, for the benefit of the Purchaser, and distribute such Collections to the Collection Account on the first Settlement Date that occurs after the Seller’s receipt and identification of such Collections.
Section 7.5[Reserved].
Section 7.6Compliance with Laws, Etc. The Seller shall comply with all Applicable Laws, except for any such noncompliance that would not reasonably be expected to have a Material Adverse Effect on the Purchaser or any of the Purchased Property or any of the transactions contemplated by the Basic Documents.
Section 7.7Additional Covenants. From the date hereof until the date on which the Receivables constituting the Purchased Property have been paid in full, the Seller shall:
(a)Preservation of Existence; License. It will preserve and maintain its existence, rights, franchises and privileges in its State of formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or would reasonably be expected to have, a Material Adverse Effect and (without suspension or limitation) will not terminate or let lapse any licenses, consents or approval currently held by it necessary to ensure its performance of any duty contemplated by this Agreement and the other Basic Document to which it is a party.
(b)Collection Policy. It will (and will cause the Servicer to), to the extent applicable, comply with the Collection Policy in all material respects with respect to each Purchased Contract.
(c)Delivery of Contract Files. To the extent that any portion of the Contract Files related to any Purchased Property is in the possession of the Seller immediately prior to the Purchase Date, the Seller shall deliver such portion of the Contract Files to the Servicer on or prior to the Purchase Date.
Section 7.8Negative Covenants. From the date hereof until the date on which the Receivables constituting the Purchased Property have been paid in full, the Seller will not:
(a)Charge-Offs. [***]

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(b)Non-Solicitation. The Seller agrees that it will not, directly or indirectly, solicit or permit any of its Affiliates to solicit any Obligor (in writing or otherwise) to refinance any Purchased Contract; provided, however, that the Seller may engage in a general solicitation directed at the Obligors of the Purchased Contracts, so long as such general solicitation is not targeted exclusively or predominantly to the Obligors under the Purchased Contracts to refinance such Purchased Contracts.
(c)Non-Petition. Prior to the date which is one year and one day after the date on which any financing facility of the Purchaser related to the Contracts have been paid in full, the Seller covenants and agrees that it shall not commence or join with any other Person in commencing any proceeding against the Purchaser under any bankruptcy, reorganization, liquidation or insolvency law or statute now or hereafter in effect in any jurisdiction.
Article VIII

REPURCHASE; INDEMNIFICATION; MISCELLANEOUS PROVISIONS
Section 8.1Repurchase of Contracts by the Seller.
Upon the discovery of any breach of any representation or warranty as set forth in Section 5.2(s) of this Agreement (such event, a “Repurchase Event”), the Party discovering such breach shall give prompt written notice of the breach to the other Party and shall identify all Contracts that the Party preparing such notice knows are so ineligible or in breach as of such date and the reason for such ineligibility or breach. Unless a Repurchase Event has been cured in all material respects by the Forward Flow Purchase Date immediately following the Monthly Period during which such Repurchase Event is discovered, or if no Forward Flow Purchase Date occurs in the month following such Monthly Period, by the 15th day (or if such day is not a Business Day, the following Business Day) of such following month (the “Repurchase Period”), the Seller shall repurchase not later than the last day of such Repurchase Period, any Contract subject to a Repurchase Event for the Repurchase Price. In consideration of the repurchase of a Repurchased Contract, the Seller shall either (x) remit, or cause to be remitted the Repurchase Price to the Collection Account or to such other account (via wire transfer of immediately available funds) as the Purchaser may designate or (y) net the Repurchase Price from the Forward Flow Purchase Price payable to the Purchaser on the related Forward Flow Purchase Date. The obligation of the Seller to repurchase any Contract as to which a Repurchase Event has occurred and is continuing, shall, if such obligation is fulfilled, constitute the sole remedy (except as provided in, and without limitation of, Section 8.3 of this Agreement) against the Seller for such breach available to the Purchaser.
Section 8.2Assignment of Repurchased Contracts. With respect to all Contracts repurchased pursuant to this Agreement, the Purchaser shall assign to the Seller, without recourse, representation or warranty to the Seller, all the Purchaser’s right, title and interest in and to such Contracts, and all security and documents relating thereto.
Section 8.3Indemnity. (a) Each Party, as Indemnitor, shall indemnify, defend, and hold harmless the other Party and such other Party’s Indemnified Parties from and against any and all Losses arising out of or in connection with (i) any breach of any covenant or agreement or the incorrectness or inaccuracy of any representation or warranty of such Party contained in this Agreement, or (ii) the fraud, gross negligence or willful misconduct of such Party; provided, that the foregoing indemnity, defense and reimbursement obligations shall not, as to any Indemnified Party, apply to Losses to the extent they arise from the willful misconduct, bad faith or gross negligence of such Indemnified Party. In no event shall any Party be liable to the other Parties or to any other entity for any lost profits, costs of cover or other special, punitive, consequential, incidental or indirect damages, however caused, on any theory of liability. The foregoing indemnification obligations shall apply to third party claims.

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(a)Notice of Claims. Any Indemnified Party seeking indemnification hereunder shall promptly notify Indemnitor with a Claim Notice if the Indemnified Party determines the existence of any claim or the commencement by any third party of any legal or regulatory proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which Indemnitor is or may be obligated to provide indemnification, specifying in reasonable detail the nature of the Losses, and, if known, the amount, or an estimate of the amount, of the Losses, provided that failure to promptly give such notice shall only limit the liability of Indemnitor to the extent of the actual and material prejudice, if any, suffered by Indemnitor as a result of such failure. The Indemnified Party shall provide to Indemnitor as promptly as practicable thereafter information and documentation reasonably requested by Indemnitor to defend against the claim asserted.
(b)Assumption of Defense. The Indemnitor shall have thirty (30) days after receipt of a Claim Notice with respect to any third party claim to notify the Indemnified Party of the Indemnitor’s election to assume the defense of the Indemnifiable Claim and, through counsel of its own choosing (as approved by the Indemnified Party in its reasonable discretion), and at its own expense, to commence the settlement or defense thereof and the Indemnified Party shall cooperate with the Indemnitor in connection therewith if such cooperation is so requested and the request is reasonable; provided, that Indemnitor shall hold the Indemnified Party harmless from all its reasonable and documented out-of-pocket expenses, including reasonable and documented out-of-pocket attorneys’ fees and expenses incurred in connection with the Indemnified Party’s cooperation. If the Indemnitor timely assumes responsibility for the settlement or defense of any such claim, (i) the Indemnitor shall permit the Indemnified Party to participate at its expense in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed); provided, that in the event that both the Indemnitor and the Indemnified Party are defendants in the proceeding and the Indemnified Party shall have reasonably determined and notified the Indemnitor that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the fees and expenses of one such counsel for all Indemnified Parties in the aggregate shall be borne by the Indemnitor; and (ii) the Indemnitor shall not settle any Indemnifiable Claim without the Indemnified Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed for any reason if the settlement involves only the payment of money, and which consent may be withheld for any reason if the settlement (x) involves more than the payment of money, including any admission of guilt or culpability by the Indemnified Party, or (y) does not include an unconditional release by the claimant or plaintiff (or Governmental Authority), as the case may be, of the Indemnified Party. So long as the Indemnitor is reasonably contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnitor’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)Assignments. Without otherwise limiting the Purchaser’s rights to indemnification hereunder, (i) subject to the accuracy of the representations and warranties set forth in Section  5.2(s) with respect to each Contract and the Seller’s repurchase obligations set forth in Section 8.1, (x) the Purchaser hereby acknowledges that it bears the risk of non-payment by the Obligors on the Contracts, and (y) indemnification by the Seller pursuant to this Section 8.3 shall not be available for any such non-payment or related losses, (ii) to the extent that any rights of the Purchaser hereunder are assigned or otherwise transferred to any transferee in accordance with the terms of this Agreement, any such transferee shall not be permitted to claim indemnification pursuant to Section 8.3, and (iii) multiple recoveries for any single Loss shall not be permitted.
(d)Survival. This Section 8.3 shall survive any termination of this Agreement.
Section 8.4Publicity. All media releases, public announcements and public disclosures by any Party or its respective employees or agents, relating to this Agreement or the other Basic Documents or the transactions contemplated hereby or thereby or the name of the Purchaser or the Seller, including promotional or marketing material, shall be coordinated with and consented to by the other Party in writing prior to the release thereof, which consent shall not be unreasonably withheld or delayed so long as the Parties have mutually agreed

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upon the form and content of such release, announcement or disclosure; provided, however, that any announcement intended solely for internal distribution by the disclosing Party to its directors, employees, officers and agents or any disclosure required by Applicable Laws or by accounting requirements, shall not require such coordination or consent.
Section 8.5Amendment. This Agreement may be amended from time to time by a written amendment duly executed and delivered by the Seller and the Purchaser. Any such amendment that affects the Owner Trustee’s rights, duties, liabilities or immunities under this Agreement or otherwise shall require the written consent of the Owner Trustee, to be supplied in the Owner Trustee’s sole discretion.
Section 8.6Waivers. No failure or delay on the part of the Purchaser in exercising any power, right or remedy under this Agreement or any Assignment shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.
Section 8.7Notices. All communications and notices pursuant hereto to either Party must be in writing personally delivered, sent by email and shall be deemed to have been duly given at the address or email for each Party set forth below.
To the Seller: Harley-Davidson Credit Corp.
Harley-Davidson Credit Corp.
9850 Double R Blvd.,
Suite 100
Reno, NV 89521

To the Purchaser: Cavendish LLC
[***]
Email: [***]

Section 8.8Costs and Expenses. Whether or not the transactions contemplated hereby are consummated and, except as otherwise provided in this Agreement, each of the Purchaser and the Seller shall bear its own costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and the other Basic Documents to be delivered hereunder or in connection herewith and any requested amendments, waivers or consents hereof including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Seller and the Purchaser (respectively) with respect thereto and all costs and expenses, if any, in connection with the enforcement of this Agreement and the other Basic Documents delivered hereunder or in connection herewith; provided that if the Purchaser request any such amendment in connection with its financing of Purchased Contracts, the Purchaser shall bear the reasonable and documented costs and expenses of the Seller incurred in connection therewith. All costs and expenses incurred in connection with the transfer and delivery of the Contract Files relating to the Purchased Property, including recording fees, shall be paid by the Purchaser.
Section 8.9Survival. The respective agreements, covenants, repurchase and indemnification obligations, representations, warranties and other statements by the Seller and the Purchaser set forth in or made pursuant to this Agreement shall remain in full force and effect and (i) shall survive the closing under Section 4.1 and the Purchase Date and (ii) except as expressly set forth herein, shall survive the termination of this Agreement.
Section 8.10Headings and Cross-References. The various headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.
Section 8.11Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL

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OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).
Section 8.12Submission to Jurisdiction. Each party submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York, New York for legal proceedings relating to this Agreement; provided, that, nothing contained herein or in any other Basic Document will prevent any Party from bringing any action to enforce any award or judgement or exercise any right under the Basic Documents in any other forum in which jurisdiction can be established. Each party irrevocably waives, to the fullest extent permitted by Applicable Laws, any objection that it may now or in the future have to the venue of a proceeding brought in such a court and any claim that the proceeding was brought in an inconvenient forum.
Section 8.13Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW OR EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT A PARTY MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 8.14Counterparts; Originals. This Agreement, the Assignment, and each other instrument executed and delivered in connection with this Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. The words “execution”, “signed”, “signature” and words of like import in this Agreement, the Assignment, or in any other certificate, agreement or document related to this Agreement shall include, in addition to manually executed signature pages, images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, any State law based on the Uniform Electronic Transactions Act or the UCC.
Section 8.15Further Assurances; Cooperation in Financing Efforts.
(a)The Seller and the Purchaser shall each, at the request of the other, execute and deliver to the other all other instruments that either may reasonably request in order to more fully effect the sale of the Purchased Property to the Purchaser.
(b)In the event that the Purchaser or an Affiliate of the Purchaser (the “Financing Borrower”) seeks to execute a Financing Facility to facilitate the Purchaser's purchase of Contracts hereunder and under the Master Purchase and Sale Agreement, the Seller and the Purchaser will provide customary cooperation with the Financing Borrower's efforts. Such cooperation shall include, to the extent the Purchaser is entitled to such information hereunder, to the extent consistent with Applicable Laws and any applicable privacy policy, and contingent upon execution of a reasonable non-disclosure agreement executed between the potential financing source(s) and the Seller governing such information, in each case in a manner that is no more onerous to the Seller than any other financing facility entered into by the Seller or its Affiliates related to the Contracts, (A) making available to the potential financing source(s) the same information the Purchaser is entitled to under this Agreement concerning the Seller and the Purchased Contracts as such financing source may reasonably request; (B) in good faith consider entering into amendments to this Agreement reasonably

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requested by Purchaser; provided that any such amendment shall (i) be in form and substance satisfactory to the Seller and (ii) not create any obligations of the Seller that adds to or create additional obligations hereunder; (C) entering into other written agreements reasonably requested by Purchaser or the applicable financing source(s) with respect to any Financing Facility; provided, that, in each case, any such agreement shall be in form and substance satisfactory to the Seller (D) consenting to the Purchaser's assignment of its obligations under this Agreement to such financing source; (E) facilitating the Purchaser to provide the applicable financing source(s) with the perfection of security interest in the name of such financing source(s) (including custody of "electronic chattel paper" in an electronic vault for the benefit of such lender); and (F) making its personnel reasonably available, upon reasonable prior written notice and during normal business hours so long as it does not unreasonably interfere with the Seller’s business operations or customer or employee relations, to respond to such reasonable questions (if any) as such financing source(s) may raise for purposes of its due diligence review. The Purchaser will use its commercially reasonable best efforts to limit the financing source(s) to no more than two (2) information requests each calendar year and any such information request shall require no more than two (2) Business Days commitment of the Seller and its employees and shall not unreasonably interfere with Seller’s business operations or customer or employee relations. The Purchaser shall pay all costs and expenses, including legal fees and disbursements, and out-of-pocket administrative costs, which the Seller may incur in connection with any such cooperation.
Section 8.16No Reliance. The Purchaser acknowledges and agrees that it is purchasing the Contracts without recourse to the Seller (other than as otherwise provided in this Agreement).
Section 8.17Severability of Provisions. If any provision of this Agreement is invalid or unenforceable, then, to the extent such invalidity or unenforceability shall not deprive either Party of any material benefit intended to be provided by this Agreement, all of the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.
Section 8.18Assignment. Neither Party may assign or transfer any of its rights or obligations under this Agreement without the express prior written consent of the other Party (which consent by Seller shall not be unreasonably withheld or delayed unless such assignee is a competitor of the Seller), and any assignment in violation of this Section 8.18 shall be null and void ab initio; provided, that this Section 8.18 shall not restrict the Purchaser from assigning or transferring any Purchased Property and the rights under this Agreement with respect to any Purchased Property upon prior written notice to the Seller to an Affiliate of the Purchaser (including one or more trusts that are directly or indirectly beneficially owned by the Purchaser, and its respective trustee).
Section 8.19No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Seller and the Purchaser and their permitted assigns and nothing herein, express or implied, shall give or be construed to give to any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder and the Owner Trustee. The parties hereto acknowledge and agree that the Owner Trustee is an express third party beneficiary of this Agreement.
Section 8.20Special Acknowledgement of Purchaser. The Purchaser hereby acknowledges that it is a sophisticated purchaser capable of analyzing the risk of purchasing the Contracts and that subsequent to the consummation of the transaction contemplated hereby, the Purchaser shall bear all of the risks of ownership of the Contracts, including the risks of defaults and credit losses with respect thereto, except as otherwise set forth in any of the Basic Documents.
Section 8.21Confidentiality. (a) Each Party agrees that (i) such Party shall protect all Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, disclosure or publication of the Confidential Information as such Party uses to protect its own Confidential Information of a like nature and (ii) disclosure of such Confidential Information of a Party (the “Disclosing Party”) by another Party (the “Restricted Party”) shall be restricted. Each Party agrees that Confidential Information of the Disclosing Party shall be used by the Restricted Party solely in the performance of its obligations and exercise of its rights pursuant to this Agreement.

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Except as required by Applicable Laws or legal process, the Restricted Party shall not disclose Confidential Information of the Disclosing Party to third parties; provided, however, that the Restricted Party may disclose Confidential Information of a Disclosing Party (A) to the Restricted Party’s Affiliates, and the Restricted Party’s and such Affiliates’ respective agents, employees, directors, representatives, attorneys, advisors, or subcontractors for the sole purpose of fulfilling the Restricted Party’s obligations under this Agreement (as long as the Restricted Party exercises commercially reasonable efforts to prohibit any further disclosure by its Affiliates, agents, directors, representatives or subcontractors), provided, that in all events, the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by any of its Affiliates, agents, directors, representatives or subcontractors, (B) to the Restricted Party’s auditors, accountants and other professional advisors, or to a Governmental Authority, (C) to the Restricted Party’s (or its Affiliates’) existing or potential investors and financing sources provided that such potential investor or financing source is subject to a confidentiality agreement consistent with and no less restrictive than this Section 8.21, or (D) to any other third party as mutually agreed by the Parties provided that such third party is subject to a confidentiality agreement consistent with and no less restrictive than this Section 8.21.
(a)Upon written request or upon the termination of this Agreement, each Restricted Party shall within thirty (30) days destroy (and certify by an executive officer such destruction) or return to the Disclosing Party all Confidential Information in its possession that is in written form, including by way of example, reports, plans and manuals; provided, however, that a Restricted Party may maintain in its possession all such Confidential Information of the Disclosing Party required to be maintained under Applicable Laws relating to the retention of records for the period of time required thereunder. Notwithstanding the foregoing, the Parties shall continue to be bound by their obligations of confidentiality hereunder.
(b)In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other Party, the Restricted Party will, to the extent legal and practicable, provide the Disclosing Party with prompt notice of such requests so that the Disclosing Party may seek an appropriate protective order or other appropriate remedy or waive the Restricted Party’s compliance with the provisions of this Agreement. In the event that the Disclosing Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the Disclosing Party grants a waiver hereunder, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information of the Disclosing Party which the Restricted Party is legally compelled to disclose and will exercise such efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information of the Disclosing Party so furnished as the Restricted Party would exercise in assuring the confidentiality of any of its own Confidential Information. Notwithstanding the foregoing, the Seller or the Purchaser shall be permitted to disclose any Confidential Information to a Regulatory Authority without consent by, and, if prohibited by such Regulatory Authority, notice to, the other Party.
Section 8.22Obligor Information; Security Requirements. (a) The Seller acknowledges and agrees that the Purchaser shall be the owner of all Purchased Contract data and all information related to each Contract purchased hereunder and the related Obligors, including credit file information, servicing and collection history, and other books and records.
(a)Each of the Seller and the Purchaser agrees that it shall protect, using standards that are no less stringent than are required under Applicable Laws and industry standards, any and all PII against intrusion, theft, alteration, unauthorized access, loss, damage or any means by which a Person without authorization from the Parties may obtain access to PII or may erase, alter or modify all or any portion of PII. Each of the Seller and the Purchaser specifically acknowledges and agrees that they have developed, implemented and will maintain effective information security policies and procedures, specifically including administrative, technical and physical safeguards and any and all computer or information systems on which any portion of PII may be processed or stored at any time, designed to (i)

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ensure the security and confidentiality of PII, (ii) protect against anticipated threats or hazards to the security or integrity of PII, (iii) protect against unauthorized access to or use of PII that could result in substantial harm or inconvenience to any Obligor, (iv) ensure the proper disposal of PII, and (v) honor requests to delete or not share PII if required to do so by Applicable Law. Each of the Seller and the Purchaser specifically acknowledges and agrees that they will provide appropriate security to protect against unauthorized access by “insiders” (i.e., Persons who have been given access to PII or systems containing PII in order to perform computer related services for such Parties, but who may intentionally or inadvertently cause damage to data or to the computer system). “Insiders” shall be deemed to include but shall not be limited to employees, former employees and independent contractors of the Seller and the Purchaser, as applicable.
(b)In the event that either the Seller or the Purchaser learns or has reason to believe that, with respect to any PII relating to Contracts maintained by such Party, (i) such PII has been disclosed or accessed by an unauthorized party, (ii) such Party’s facilities associated with such PII have been accessed by an unauthorized party or (iii) such PII has otherwise been lost or misplaced, such Party shall as soon as reasonably practicable (but, in any case, in no event later than forty-eight (48) hours or such shorter time period as may be required by Applicable Law of the Party becoming aware of such incident) (A) provide notice of the security incident to the appropriate law enforcement or state agency in conformity with the notification requirements found in applicable Privacy Laws and (B) provide written notice thereof to the other Party and shall specify the corrective action that was or will be taken unless any government official instructs such Party to refrain from doing so in compliance with Section 8.22(b).
(c)The notices required under Section 8.22(c) shall specifically identify the data that has or may have been improperly accessed, released or misused and contain material details of the security issue that are known at the time of notification, subject to a request by law enforcement or other government agency to withhold such notice. Further, the breaching or releasing Party shall (i) promptly take appropriate steps to contain and control the security issue to prevent unauthorized access or further unauthorized access (as applicable) to or misuse of PII; and (ii) continue to provide information in a timely manner to the other Party relating to the investigation and resolution of the security issue until it has been resolved. The breaching or releasing Party shall maintain appropriate processes for evidence collection, analysis and remediation of any security-related incident as well as postmortems and resulting actions taken or proposed with timelines for completion and shall make such information available to the other Party at its request. The breaching or releasing Party shall also cooperate fully with the other Party or its investigator in investigating and responding to each successful or attempted security breach including allowing reasonable access to such breaching or releasing Party’s facility and systems by the other Party or its investigator to investigate.
(d)Each Party shall comply with all Privacy Laws that pertain to PII.
Section 8.23Sale and Purchase of Canadian Back Book Assets. The Parties shall cooperate in good faith to finalize the details of the purchase of the Canadian Back Book Assets within fifteen (15) Business Days of the Signing Date. Seller and Purchaser agree that the purchase price of the Canadian Back Book Assets will be [***]% of par, as same may be adjusted to account for any tax impact of the Canadian Back Book Assets, and will be sold and purchased on terms substantially similar to those outlined herein with respect to the Back Book Assets. To the extent there are tax issues related to the sale and purchase of the Canadian Contracts, the Purchaser and the Seller agree that they will work in good faith to resolve such tax issues.
Section 8.24Other Back Book Sale. The Seller acknowledges that on the date hereof it will enter into another Back Book Purchase and Sale Agreement pursuant to which it will sell Contracts to another purchaser (respectively, the “Other Back Book Purchase and Sale Agreement” and the “Other Purchaser”). The Seller agrees that the Other Back Book Purchase and Sale Agreement shall be identical to this Agreement with respect to all

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economic terms contained therein and with respect to any selection criteria applied to the Contracts sold thereunder.
[SIGNATURE PAGE FOLLOWS]

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The Parties have caused this Back Book Purchase and Sale Agreement to be executed by their respective duly authorized officers as of the date and year first above written.
HARLEY-DAVIDSON CREDIT CORP.,
as Seller

By:    /s/ David Viney
    Name: David Viney
    Title: Vice President and Treasurer

CAVENDISH LLC,
as Purchaser

By: Pacific Investment Management Company LLC, as investment manager

By:    /s/ Harin de Silva
    Name: Harin de Silva
    Title: Managing Director

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